UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                                 SEC File Number
                                                                     333-1366149

                           NOTIFICATION OF LATE FILING

(Check One): [x]Form 10-KSB [ ] Form 20-F  [ ] Form 11-K [ ] Form 10-QSB
             [ ] Form 10-D  [ ] Form N-SAR |_| Form N-CSR

                  For Year Ended:   December 31, 2007

                  |_| Transition Report on Form 10-K
                  |_| Transition Report on Form 20-F
                  |_| Transition Report on Form 11-K
                  |_| Transition Report on Form 10-Q
                  |_| Transition Report on Form N-SAR
                  For the Transition Period Ended: ________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Russoil Corporation
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Full Name of Registrant


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Former Name if Applicable

Vozdvizhenka Str. 4/7
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Address of Principal Executive Office (Street and Number)

103009 Moscow, Russia
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b)   The subject annual report, semi-annual report, transition
[X] report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III-- NARRATIVE

State below in reasonable detail why the Form 10-KSB, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant and its independent registered public accounting firm were unable to complete their review of the registrant's consolidated financial statements, in sufficient time to permit the filing of the registrant's annual audited financial statements on Form 10-KSB for the fiscal year ended December 31, 2007 on the scheduled due date of March 31, 2008, without unreasonable effort or expense. The registrant will file its annual report on Form 10-KSB for the year ended December 31, 2007 as promptly as practicable, but in no event later than fifteen calendar days following the prescribed due date.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    EVGENY BAGAY                        011           7-4812 6789 12
    ------------                    -----------     ------------------
        (Name)                      (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [ ] Yes [X] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   [_]Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               Russoil Corporation
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   March 26, 2008             By   /s/ Evgeny Bagay
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                                       EVGENY BAGAY, Chief Executive Officer